Exhibit 99

Texas Instruments and Conexant Reach Settlement in Legal Disputes

TI to Receive $70 Million in 2Q06

DALLAS (May 5, 2006) - Texas Instruments Incorporated (TI) (NYSE: TXN) announced today that it has reached a settlement with Conexant Systems, Inc. resolving all ongoing litigation in the United States District Court in Trenton, New Jersey.

The settlement calls for Conexant to pay TI $70 million cash in the second quarter of 2006, and for TI to grant Conexant a license to essential patents relating to digital subscriber line (DSL) technology.  The litigation, which commenced in 2003, arose out of patent license negotiations initiated by TI with Globespan Virata, a subsidiary of Conexant Systems.

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About Texas Instruments:
Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company includes the Educational & Productivity Solutions business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.